Putnam New York Tax Exempt Income Fund 030 Semiannual 5/31/08

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the period ended May 31, 2008, Putnam Management has assumed $1,471 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A 		 $22,929
		Class B		 	776
		Class C			284

72DD2	Class M			 46
		Class Y			*

* Represents less than 1(000s omitted)


73A1		Class A		 $0.181837
		Class B		  0.154254
		Class C	       0.148016

73A2		Class M		  0.169573
		Class Y		  0.158788

74U1		Class A		  127,107
		Class B		    4,712
		Class C		    2,753

74U2		Class M		      275
		Class Y			   1

74V1		Class A			$8.46
		Class B			 8.44
		Class C			 8.46

74V2		Class M			 8.46
		Class Y			 8.46






Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.